EXHIBIT 4

GLAMIS GOLD LTD.
NOTICE AND INFORMATION CIRCULAR
FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held at
The Fairmont Royal York Hotel
100 Front Street
Toronto, Ontario
on May 3, 2006 at 1:30 p.m.

TABLE OF CONTENTS
NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
INFORMATION CIRCULAR

GENERAL PROXY INFORMATION	1

Solicitation of Proxies	1
Appointment of Proxyholders	1
Voting by Proxyholder	1
Registered Shareholders	2
Beneficial Shareholders	2
Revocation of Proxies	4

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	4

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES	4

Record Date	4
Issued Shares	5
Principal Holders of Shares	5
Security Ownership by Directors and Executive Officers	5

BUSINESS TO BE CONDUCTED AT THE MEETING	7

Establishment of the Size of the Board of Directors	7
Election of Directors	7
Term of Office	7
Nominees	8
Background Information on the Nominees	8
Voting for Directors	9
Compensation of Directors	10
Appointment of Auditor	11
Extension of Shareholder Rights Plan	12

EXECUTIVE COMPENSATION	19

Named Executive Officers	19
Compensation of Named Executive Officers	19
Options Granted to the Named Executive Officers	20
Share Purchase Options Exercised by the Named Executive Officers	20
Termination of Employment, Change in Responsibilities and Employment Contracts	21
Indebtedness of Directors and Executive Officers	22
Composition of the Compensation and Nominating Committee	23
Report of the Compensation and Nominating Committee on Compensation of Executive Officers and Others	23
Compensation of Directors	24
Directors’ and Officers’ Insurance	24
Performance Graphs	24

EQUITY PLANS	25

Details of the Option Plan	26
Details of the Equity Plan	27
Equity Compensation Plan Information	29

CORPORATE GOVERNANCE DISCLOSURE	30

Board of Directors	30

- ii -

Board Mandate	31
Position Descriptions	32
Orientation and Continuing Education	33
Ethical Business Conduct	34
Nomination of Directors	34
Compensation of Directors and Officers	34
Other Board Committees	35
Assessments	35

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	36

MANAGEMENT CONTRACTS	36

ADDITIONAL INFORMATION	36

OTHER MATTERS	37

SCHEDULE A BOARD MANDATE AND CORPORATE GOVERNANCE GUIDELINES

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310
Reno, Nevada 89502 U.S.A.
NOTICE OF THE ANNUAL
GENERAL MEETING OF SHAREHOLDERS
TAKE NOTICE that the annual general meeting (the “Meeting”) of shareholders of GLAMIS GOLD LTD. (the “Company”) will be held at The Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario, on Wednesday, May 3, 2006 at 1:30 p.m., local time, for the following purposes:
1.	to receive the report of the Directors of the Company;

2.	to receive and consider the consolidated financial statements of the Company for its fiscal year ended December 31, 2005 and the report of the auditor thereon;

3.	to fix the number of directors at six;

4.	to elect Directors of the Company for the ensuing year;

5.	to appoint an auditor of the Company for the ensuing year and to authorize the Directors to fix the auditor’s remuneration;

6.	to consider and, if thought fit, approve an ordinary resolution amending the Company’s Shareholder Rights Plan by extending the Expiration Time for an additional three year period;

7.	to consider any permitted amendment to or variation of any matter identified in this Notice; and

8.	to transact such other business as may properly come before the Meeting or any adjournment thereof.
An Information Circular and a copy of the Annual Report of the Company for the year ended December 31, 2005 accompany this Notice. The Information Circular contains details of matters to be considered at the Meeting. The Annual Report includes the consolidated financial statements, the report of the auditor and the related management discussion and analysis.
A registered shareholder who is unable to attend the Meeting in person and who wishes to ensure that such shareholder’s shares will be voted at the Meeting is requested to complete, date and sign the enclosed form of proxy and deliver it by hand, mail or facsimile transmission in accordance with the instructions set out in the form of proxy and in the Information Circular.
DATED at Reno, Nevada, U.S.A., March 27, 2006.
BY ORDER OF THE BOARD
“C. Kevin McArthur”
President & Chief Executive Officer

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310
Reno, Nevada, 89502 U.S.A.
INFORMATION CIRCULAR
as at March 6, 2006
This Information Circular is furnished in connection with the solicitation of proxies by the management of Glamis Gold Ltd. for use at the annual general meeting (the “Meeting”) to be held on May 3, 2006 at 1:30 p.m., local time, at The Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario.
Dollar amounts stated herein are in U.S. dollars unless otherwise stated.
In this Information Circular, references to “the Company”, “we” and “our” refer to Glamis Gold Ltd.. “Shares” means the common shares in the capital of the Company. “Shareholder” means a holder of Shares. “Beneficial Shareholders” means Shareholders who do not hold Shares in their own name and “intermediaries” refers to brokers, investment firms, clearing houses and similar entities that own securities on behalf of Beneficial Shareholders. “Registered Shareholders” means Shareholders who hold Shares in their own name.
GENERAL PROXY INFORMATION
Solicitation of Proxies
The solicitation of proxies will be primarily by the mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees. The Company has arranged with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the voting Shares in the capital of the Company held of record by such persons and the Company may reimburse such persons for reasonable fees and disbursements incurred by them in so doing. All solicitation costs will be borne by the Company.
Appointment of Proxyholders
The individuals named in the accompanying form of proxy (the “Proxy”) are officers of the Company. A Shareholder entitled to vote at the meeting, has the right to appoint a person or company other than either of the persons designated in the Proxy, who need not be a Shareholder, to attend and act for the Shareholder and on the Shareholder’s behalf at the Meeting. A Shareholder may do so either by inserting the name of that other person in the blank space provided in the Proxy or by completing and delivering another suitable form of proxy.
The method by which a Shareholder may appoint a person as proxy is to submit a proxy in accordance with the provisions described in this information circular, by mail, hand delivery or fax.
Voting by Proxyholder
The persons named in the Proxy will vote or withhold from voting the Shares represented thereby in accordance with the instructions of the Shareholder on any ballot that may be called for. If the Shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly. The Proxy will confer discretionary authority on the nominees named therein with respect to:
(a)	each matter or group of matters identified therein for which a choice is not specified, other than the appointment of an auditor and the election of directors,

(b)	any amendment to or variation of any matter identified therein, and

(c)	any other matter that properly comes before the Meeting.
In respect of a matter for which a choice is not specified in the Proxy, the persons named in the Proxy will vote the Shares represented by the Proxy for the approval of such matter.
Registered Shareholders
Registered Shareholders may wish to vote by proxy whether or not they are able to attend the Meeting in person. Registered Shareholders electing to submit a proxy may do so by:
(a)	completing, dating and signing the enclosed Proxy or some other suitable form of proxy and returning it to the Company’s transfer agent, Computershare Investor Services Inc., by fax within North America at 1-866-249-7775, outside North America at (416) 263-9524, or by mail or by hand to the 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1;

(b)	using a touch-tone phone to transmit voting choices to the toll free number given on the Proxy. Registered shareholders must follow the instructions of the voice response system and refer to the enclosed Proxy form for the toll free number, the holder’s account number and the proxy access number; or

(c)	using the internet through the website of the Company’s transfer agent at www.computershare.com/ca/proxy. Registered Shareholders must follow the instructions that appear on the screen and refer to the enclosed Proxy form for the holder’s account number and the proxy access number;
in all cases ensuring that the proxy is received at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.
Beneficial Shareholders
The following information is of significant importance to many Shareholders who do not hold Shares in their own name. Beneficial Shareholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by registered Shareholders (those whose names appear on the records of the Company as the registered holders of Shares).
If Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Shares will not be registered in the Shareholder’s name on the records of the Company. Such Shares will more likely be registered under the names of the Shareholder’s broker or an agent of that broker. In the United States the vast majority of such Shares are registered under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).

Intermediaries are required to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings. Every intermediary has its own mailing procedures and provides its own return instructions to clients.
There are two kinds of Beneficial Shareholders — those who object to their name being made known to the issuers of securities which they own (called OBOs for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called NOBOs for Non-Objecting Beneficial Owners).
This year, the Company has decided to take advantage of the provisions of National Instrument 54-101 that permit it to directly deliver proxy-related materials to its NOBOs. As a result NOBOs can expect to receive a scannable Voting Instruction Form (VIF) from our transfer agent, Computershare Investor Services Inc (“Computershare”). These VIFs are to be completed and returned to Computershare in the envelope provided or by facsimile. In addition, Computershare provides both telephone voting and internet voting as described on the VIF itself which contain complete instructions. Computershare will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by the VIFs they receive.
These shareholder materials are being sent to both registered and non-registered owners of the securities of the Company. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.
By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your VIF as specified in your request for voting instructions.
Beneficial Shareholders who are OBOs should carefully follow the instructions of their broker or intermediary in order to ensure that their Shares are voted at the Meeting.
The form of proxy that will be supplied by your broker will be similar to the Proxy provided to registered Shareholders by the Company. However, its purpose is limited to instructing the intermediary how to vote on your behalf. Most brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communication Services (“ADP”) in the United States and in Canada. ADP mails a voting instruction form in lieu of a Proxy provided by the Company. The voting instruction form will name the same persons as the Company’s Proxy to represent you at the Meeting. You have the right to appoint a person (who need not be a Beneficial Shareholder of the Company) other than the persons designated in the voting instruction form to represent you at the Meeting. To exercise this right, you should insert the name of your desired representative in the blank space provided in the voting instruction form. The completed voting instruction form must then be returned to ADP by mail or facsimile or given to ADP by phone or over the internet, in accordance with ADP’s instructions. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. If you receive a voting instruction form from ADP, you cannot use it to vote Shares directly at the Meeting — the voting instruction form must be returned to ADP, in accordance with its instructions, well in advance of the Meeting in order to have your Shares voted.
Although as Beneficial Shareholder you may not be recognized directly at the Meeting for the purposes of voting Shares registered in the name of your broker, you may attend at the Meeting as proxyholder for the your broker and vote your Shares in that capacity. If you wish to attend at the Meeting and indirectly vote your Shares as proxyholder for your broker, you should enter your own name in the blank space on the voting instruction form provided to you and return the same to your broker in accordance with the instructions provided by your broker, well in advance of the Meeting.
Alternatively, you can request in writing that your broker send to you a legal proxy which would enable you to attend at the Meeting and vote your Shares.
Revocation of Proxies
In addition to revocation in any other manner permitted by law, a registered Shareholder who has given a proxy may revoke it by:
(a)	executing a proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the registered Shareholder or the registered Shareholder’s authorized attorney in writing, or, if the registered Shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and by delivering the proxy bearing a later date to Computershare Investor Services Inc. or at the address of the registered office of the Company at 1500 Royal Centre, 1055 West Georgia Street, P. O. Box 11117, Vancouver, British Columbia, V6E 4N7, at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law, or

(b)	personally attending the Meeting and voting the registered Shareholder’s Shares.
A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
None of the directors or executive officers of the Company, nor any person who has held such a position since the beginning of the last completed financial year end of the Company, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting other than the election of directors, the appointment of the auditor and as set out herein.
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES
Record Date
The Board of Directors has fixed March 13, 2006 as the record date (the “Record Date”) for determination of persons entitled to receive notice of and to vote at the Meeting. Only Shareholders of record at the close of business on the Record Date who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Shares voted at the Meeting. A quorum for general meetings of Shareholders is not less than two persons being present in person or being represented by proxy, holding not less than one-twentieth of the issued Shares.

Issued Shares
As of March 6, 2006, the Company had outstanding 131,994,545 fully paid and non-assessable Shares, each Share carrying the right to one vote. The Company is also authorized to issue 5,000,000 preferred shares with a par value of Cdn.$10.00 each. There were no preferred shares issued and outstanding as at March 6, 2006. If any preferred shares are issued, they will be non-voting shares.
Principal Holders of Shares
To the knowledge of the directors and executive officers of the Company, only the following corporation beneficially owned, directly or indirectly, or exercised control or direction over, Shares carrying more than 10% of the voting rights attached to all outstanding Shares of the Company as at March 6, 2006:

Shareholder Name	Number of Shares Held	Percentage of Issued Shares
Fidelity Management Research Company and Fidelity Management Trust Company together	13,957,730	10.57%
The above information was obtained from publicly available documents and from the insider reports available at www.sedi.com.
Security Ownership by Directors and Executive Officers
The following table sets out as of March 6, 2006, ownership of Shares by each Director and nominee for Director of the Company, each current executive officer of the Company and by all Directors and executive officers of the Company, who are such as at March 6, 2006, as a group, without naming them. All such Shares are directly owned by the person shown unless otherwise indicated by footnote.

			Number of
Name of Beneficial Owner	Number of Shares		Restricted Shares(16)
A. Dan Rovig, Director and Chairman	31,000	(1)	2,000
C. Kevin McArthur, Director, President and Chief Executive Officer	162,000	(2)	4,000
Ian S. Davidson, Director	14,966	(3)	1,000
Jean Depatie, Director	5,000	(4)	1,000
Kenneth F. Williamson, Director	8,000	(5)	1,000
P. Randy Reifel, Director	2,375,333	(6)	1,000
Charles A. Jeannes, Executive Vice President Administration, General Counsel and Secretary	56,000	(7)	2,000
James S. Voorhees, Executive Vice President and Chief Operating Officer	27,500	(8)	2,000

			Number of
Name of Beneficial Owner	Number of Shares		Restricted Shares(16)
Cheryl S. Maher, Vice President Finance, Chief Financial Officer and Treasurer	11,247	(9)	1,000
David L. Hyatt, Vice President North America	23,000	(10)	1,000
Timothy Q. Haldane, Vice President, Development	3,000	(11)	1,000
Tim Miller, Vice President, Central America	18,330	(12)	Nil
Joseph L. Danni, Vice President, Corporate Communications	1,000	(13)	Nil
Charles J. Ronkos, Vice President, Exploration	1,000	(14)	Nil
Directors and Executive Officers as a Group (14 persons)	2,737,376	(15)	17,000
Notes:

(1)	Mr. Rovig also holds options in respect of 175,000 Shares: 60,000 Shares presently exercisable at a price of Cdn$13.09 each on or before November 6, 2007, 75,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 30,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 20,000 Shares are presently exercisable, and 10,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.

(2)	Mr. McArthur also holds options in respect of 520,000 Shares: 180,000 Shares presently exercisable at a price of Cdn$13.09 each on or before November 6, 2007, 200,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 30,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 20,000 Shares are presently exercisable, 100,000 Shares at a price of Cdn$17.66 each on or before May 26, 2010, of which 33,334 Shares are presently exercisable, and 10,000 Shares presently exercisable at a price of Cnd$31.80 each on or before February 27, 2011.

(3)	Mr. Davidson also holds options in respect of 90,000 Shares: 15,000 Shares presently exercisable at a price of Cdn$5.60 each on or before November 1, 2006, 30,000 Shares presently exercisable at a price of Cdn$13.09 each on or before November 6, 2007, 25,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 15,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 10,000 Shares are presently exercisable, and 5,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.

(4)	Mr. Depatie also holds options in respect of 95,000 Shares: 20,000 Shares presently exercisable at a price of Cdn$5.60 each on or before November 1, 2006, 30,000 Shares presently exercisable at a price of Cdn$13.09 each on or before November 6, 2007, 25,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 15,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 10,000 Shares are presently exercisable, and 5,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.

(5)	Mr. Williamson also holds options in respect of 75,000 Shares: 30,000 Shares presently exercisable at a price of Cdn$13.09 each on or before November 6, 2007, 25,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 15,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 10,000 Shares are presently exercisable, and 5,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.

(6)	Mr. Reifel also holds options in respect of 175,000 Shares: 100,000 Shares presently exercisable at a price of Cdn$13.09 each on or before November 6, 2007, 30,000 Shares presently exercisable at a price of Cdn$17.20 each on or before July 30, 2008, 25,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 15,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 10,000 Shares are presently exercisable, and 5,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011. The Shares are owned directly and indirectly by Mr. Reifel and one or more corporate entities controlled by Mr. Reifel.

(7)	Mr. Jeannes also holds options in respect of 377,000 Shares: 60,000 Shares presently exercisable at a price of Cdn$7.38 each on or before March 24, 2007, 125,000 Shares presently exercisable at a price of Cdn$13.09 each on or before

November 6, 2007, 100,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 24,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 16,000 Shares are presently exercisable, 60,000 Shares at a price of Cdn$17.66 each on or before May 26, 2010, of which 20,000 Shares are presently exercisable, and 8,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.
(8)	Mr. Voorhees also holds options in respect of 402,000 Shares: 110,000 Shares presently exercisable at a price of Cdn$7.38 each on or before March 24, 2007, 100,000 Shares presently exercisable at a price of Cdn$13.09 each on or before November 6, 2007, 100,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 24,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 16,000 Shares are presently exercisable, 60,000 Shares at a price of Cdn$17.66 each on or before May 26, 2010, of which 20,000 Shares are presently exercisable, and 8,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.

(9)	Ms. Maher also holds options in respect of 122,253 Shares: 64,253 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 21,000 Shares at a price of Cdn $21.16 each on or before February 16, 2010, of which 14,000 Shares are presently exercisable, 30,000 Shares at a price of Cdn$17.66 each on or before May 26, 2010, of which 10,000 Shares are presently exercisable, and 7,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.

(10)	Mr. Hyatt also holds options in respect of 21,000 Shares: 21,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, none of which are exercisable at present.

(11)	Mr. Haldane also holds options in respect of 58,000 Shares: 21,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 14,000 Shares are presently exercisable, 30,000 Shares at a price of Cdn$17.66 each on or before May 26, 2010, of which 10,000 Shares are presently exercisable, and 7,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.

(12)	Mr. Miller also holds options in respect of 92,000 Shares: 40,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 15,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 10,000 Shares are presently exercisable, 30,000 Shares at a price of Cdn$17.66 each on or before May 26, 2010, of which 10,000 Shares are presently exercisable, and 7,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.

(13)	Mr. Danni also holds options in respect of 27,000 Shares: 20,000 Shares at a price of Cdn$17.66 each on or before June 30, 2010, of which 10,000 Shares are presently exercisable, and 7,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011.

(14)	Mr. Ronkos also holds options in respect of 92,000 Shares: 40,000 Shares presently exercisable at a price of Cdn$22.61 each on or before December 2, 2008, 15,000 Shares at a price of Cdn$21.16 each on or before February 16, 2010, of which 10,000 Shares are presently exercisable, 30,000 Shares at a price of Cdn$17.66 each on or before May 26, 2010, of which 10,000 Shares are presently exercisable, and 7,000 Shares presently exercisable at a price of Cdn$31.80 each on or before February 27, 2011

(15)	The number does not include immediately exercisable options in respect of 2,321,253 Shares.

(16)	The Restricted Shares were granted pursuant to the Company’s Equity Incentive Plan.
BUSINESS TO BE CONDUCTED AT THE MEETING
Establishment of the Size of the Board of Directors
The size of the Board of Directors was last determined by Shareholders at six and it is proposed that the size of the Board of Directors remain at six persons for the ensuing year. Shareholders will be asked to approve an ordinary resolution that the number of Directors elected be fixed at six.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE FOR THE ESTABLISHMENT OF THE SIZE OF THE BOARD OF DIRECTORS AT SIX.
Election of Directors
     Term of Office
The term of office of each of the current Directors expires at the conclusion of the Meeting. The persons named below will be nominated for election at the Meeting as management’s nominees. Each Director elected at the Meeting or appointed by the Board of Directors to fill a vacancy on the Board of Directors thereafter will hold office until the next annual general meeting of the Company or until the Director’s successor is elected or appointed, unless the Director’s office is earlier vacated in accordance with the Articles of the Company or the provisions of the Business Corporations Act (British Columbia).
     Nominees
The following table sets out the names and ages of management’s nominees for election as Director, their Province or State of residence, all offices in the Company now held by each of them, the principal occupation, business or employment of each of them and the period of time during which each has been a Director of the Company. Each of the nominees has consented in writing to stand for election as a Director of the Company. All of the nominees are currently Directors of the Company.

Name, Age, Position and Country of Residence(1)	Occupation, Business or Employment	Period a Director of the Company
A. Dan Rovig, 67	Independent Consultant;	November 17, 1989 to
Chairman and Director	Director and Chairman of	August 15, 1997 and
Nevada, U.S.A. (2), (3)	the Board of the Company.	November 19, 1998 to present.

C. Kevin McArthur, 51	President and Chief	January 1, 1998 to present.
President, Chief Executive Officer and	Executive Officer of the
Director	Company.
Nevada, U.S.A. (5)

A. Ian S. Davidson, 64	Vice-President of RBC	June 28, 1994 to present.
Director	Dominion Securities Inc.
British Columbia, Canada(2) , (4)

Jean Depatie, 69	President of Decamine Inc.	December 12, 1997 to present.
Director Quebec, Canada (3) , (5)

Kenneth F. Williamson, 58	Independent Consultant.	April 28, 1999 to present.
Director Ontario, Canada(2) , (3)

P. Randy Reifel, 53	President of Chesapeake Gold	July 16, 2002 to present.
Director	Corp.; President of Francisco
British Columbia, Canada (4) , (5)	Gold Corp. from February
1984 to July 2002.
Notes:

(1)	The information as to principal occupation and business or employment is not within the knowledge of the management of the Company and has been furnished by the respective nominees.

(2)	Member of the Audit Committee

(3)	Member of the Compensation and Nominating Committee

(4)	Member of the Corporate Governance Committee

(5)	Member of the Environment Committee
     Background Information on the Nominees
A. Dan Rovig is currently a Director and the Chairman of the Board of Directors of the Company and has been such from November 19, 1998. Mr. Rovig first joined the Company in September of 1988 as the President of Glamis Gold Inc. and as Vice President Operations of the Company. He became a Director and the President and Chief Executive Officer of the Company and its subsidiaries on November 17, 1989 and held those positions until August 15, 1997 when he retired from the Company. Following retirement he acted as a consultant to the Company until August 1998. Before joining the Company in September 1988, Mr. Rovig was an executive officer of British Petroleum Minerals Ltd, including its subsidiaries Amselco Minerals Inc. and BP Minerals America for five years.
C. Kevin McArthur has been a Director, President and Chief Executive Officer of the Company since January 1, 1998. He served the Company and its subsidiaries in various capacities from February 1988 to the present, including Chief Operating Officer of the Company from July 30, 1997 to December 31, 1997, President & General Manager of Glamis Rand Mining Company from December 1, 1995 to July 29, 1997 and prior to that as Vice President and General Manager of Chemgold, Inc. Both Glamis Rand Mining Company and Chemgold, Inc. are subsidiaries of the Company.
A. Ian S. Davidson became a Director of the Company in June of 1994. Mr. Davidson has been in the investment industry since 1969 and is currently a Vice President of RBC Dominion Securities Inc. He has held this position with RBC Dominion Securities Inc. and its predecessor since February 1992.
Jean Depatie became a Director of the Company in December of 1997. Mr. Depatie is currently President of Decamine Inc., a private consulting firm, and previously was President and Chief Executive Officer of Gold Hawk Resources Inc. from May 1997 to November 2003. Prior thereto he was President and Chief Executive Officer of Cambiex Exploration from August 1995 to April 1997 and President & Chief Executive Officer of Louvem Mines Inc. from February 1993 to August 1995. Mr. Depatie is currently a Director of the following public companies: Freewest Resources Canada Inc., Novicourt Inc., Sulliden Exploration Inc., Franc-Or Resources Corp. and Gold Hawk Resources Inc.
Kenneth F. Williamson became a Director of the Company in April of 1999. Mr. Williamson has been associated with the brokerage business as an investment banker for 25 years having held positions as Vice Chairman, Investment Banking at Midland Walwyn/Merrill Lynch from 1993 until 1998. Since 1998 he has been an independent consultant. His main areas of concentration have been mergers and acquisitions and capital markets. Mr. Williamson is currently a Director of the following public companies: Blackrock Ventures Inc. and Bioteq Environmental Technologies Inc.
P. Randy Reifel became a Director of the Company in July of 2002 upon the closing of the merger of Francisco Gold Corp. (“Francisco”) with the Company. Mr. Reifel was a director and the President of Francisco from February, 1984 until July, 2002. Currently, Mr. Reifel is a director and the President of Chesapeake Gold Ltd. (“Chesapeake”), a public company that was formed as part of the merger between the Company and Francisco.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS, TO HOLD OFFICE UNTIL THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.
     Voting for Directors
Under the Business Corporations Act (British Columbia) and the Articles of the Company, the six nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by Shares present, in person or represented by proxy at the Meeting and entitled to vote, will be elected Directors, if a quorum is present. In the election of Directors, a withholding of a vote will have no effect on the election since only affirmative votes will be counted with respect to the election of Directors. Voting at the meeting will, except where a poll is demanded by a member or proxy holder entitled to attend the Meeting, be by a show of hands.

     Compensation of Directors
For the fiscal year ended December 31, 2005, each Director of the Company was entitled to an annual fee of $16,000 payable quarterly for acting as a Director and fees of $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended. The Chairman of the Board is entitled to an annual fee of $48,000 and the Chair of the each committee is entitled to an annual fee of $4,000. Directors have also received share purchase options and awards of restricted shares (see “Security Ownership by Directors and Executive Officers”). The share purchase options and restricted Share awards were granted by the Compensation and Nominating Committee. Options that were granted prior to February 17, 2005 were immediately exercisable upon grant and the restricted Shares were subject to 3 year vesting terms. The Compensation and Nominating Committee has implemented a long-term incentive compensation program for directors which provides for, subject to the discretion of the Committee, annual grants of share purchase options and/or restricted shares, which may or may not vest over time.
The following table summarizes fees paid to the Directors for fiscal 2005:

		Committee	Total Board	Total
	Board Annual	Chair Annual	Attendance	Committee
	Retainer	Retainer	Fee	Attendance Fee	Total Fees
Name	$	$	$	$	$
A. Dan Rovig	64,000	4,000	6,000	5,000	79,000

C. Kevin McArthur	16,000	Nil	6,000	3,000	25,000

A. Ian Davidson	16,000	4,000	6,000	3,500	29,500

Jean Depatie	16,000	4,000	6,000	4,500	30,500

Kenneth F. Williamson	16,000	4,000	6,000	5,000	31,000

P. Randy Reifel	16,000	Nil	6,000	3,000	25,000
The following table summarizes share purchase option and restricted share awards (“RSAs”) granted to Directors, other than Mr. McArthur who is a Named Executive Officer (see “Executive Compensation”), during fiscal 2005:

	Stock Options				RSAs
		% of Total
		Options
		Granted to
		Employees in	Exercise Price
Name	Number(1)	Financial Year	(Cdn$)	Expiry Date	Number(2)
A. Dan Rovig	30,000	3.93	21.16	Feb 16, 2010	6,000

A. Ian Davidson	15,000	1.97	21.16	Feb 16, 2010	3,000

Jean Depatie	15,000	1.97	21.16	Feb 16, 2010	3,000

	Stock Options				RSAs
		% of Total
		Options
		Granted to
		Employees in	Exercise Price
Name	Number(1)	Financial Year	(Cdn$)	Expiry Date	Number(2)
Kenneth F. Williamson	15,000	1.97	21.16	Feb 16, 2010	3,000

P. Randy Reifel	15,000	1.97	21.16	Feb 16, 2010	3,000
Notes:

(1)	The stock options were granted on February 17, 2005 under the Company’s Incentive Share Purchase Option Plan. The stock options vest as to 1/3rd on the date of grant and 1/3rd on each of the first and second anniversaries of the date of grant. The exercise price of the stock options was established at prevailing market prices.

(2)	The RSAs were granted on February 17, 2005 under the Company’s Equity Incentive Plan. The RSAs vest as to 1/3rd on the date of grant and 1/3rd on each of the first and second anniversaries of the date of grant. The RSAs were valued at Cdn$21.78 on the day of issue.
The following table summarizes share purchase options exercised by the Directors, other than Mr. McArthur who is a Named Executive Officer (see “Executive Compensation”), during fiscal 2005 and the value of their unexercised in-the-money options at December 31, 2005:

	Securities		Unexercised Options at FY-		Value of Unexercised in-the-
	Acquired on	Aggregate Value	End		Money Options at FY-End (1)
	Exercise	Realized	(#)		(Cdn$)
Name	(#)	(Cdn$)	Exercisable	Unexercisable	Exercisable	Unexercisable
A. Dan Rovig	20,000	276,100	145,000	20,000	1,942,900	216,200

A. Ian Davidson	5,000	133,400	75,000	10,000	1,358,100	108,100

Jean Depatie	Nil	Nil	80,000	10,000	1,489,950	108,100

Kenneth F. Williamson	20,000	404,000	60,000	10,000	962,550	108,100

P. Randy Reifel	697,500	13,845,375	160,000	10,000	2,619,150	108,100
Notes:

(1)	Based on the closing price of Cdn$31.97 of the Shares on the Toronto Stock Exchange on December 30, 2005.
Appointment of Auditor
KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, will be nominated at the Meeting to be the auditor of the Company for the ensuing year at a remuneration to be fixed by the Directors. KPMG LLP has been the auditor of the Company since March 11, 1986.
It is anticipated that a representative of KPMG LLP will be in attendance at the Meeting and will be given an opportunity to make a statement if he desires and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE FOR THE APPOINTMENT OF KPMG LLP AS AUDITOR OF THE COMPANY.
See “Item 17: Additional Information” in the Company’s AIF for the fiscal year ended December 31, 2005, which may be found on the Internet at www.sedar.com, for a description of fees paid to KPMG LLP for the years ended December 31, 2005 and 2004.
Extension of Shareholder Rights Plan
The Company is party to a Shareholder Rights Plan Agreement dated February 25, 2000 (the “Rights Plan Agreement”) with Montreal Trust Company of Canada (now Computershare Investor Services Inc.) as Rights Agent, pursuant to which the Company issued rights entitling the purchase of common shares of the Company (“Rights”) prior to the “Expiration Time” (the “Rights Plan”). The terms and conditions of the Rights Plan, which was previously approved by the shareholders, are described in more detail below.
The Rights Plan Agreement is currently effective and will expire at the conclusion of the Meeting unless Shareholders approve an extension of the Expiration Time as defined in the Rights Plan Agreement.

Shareholders approved an extension of the Expiration Time at the annual general meeting held on May 7, 2003. The Board of Directors is of the view that the original reasons for entering into the Rights Plan Agreement continue to apply and that it is appropriate to extend the expiry time of the Rights. It is proposed that the Expiration Time be extended for an additional three-year period which will end at the conclusion of the Company’s annual general meeting held in 2009, subject to approval of the TSX. No other changes to the Rights Plan are being proposed.
Accordingly, Shareholders will be asked to consider and, if thought fit, to pass an ordinary resolution extending the Rights Plan Agreement and all Rights issued under the Rights Plan. The text of the proposed resolution is as follows:
“BE IT RESOLVED THAT the proposed amendment (the “Amendment”) to the Company’s Rights Plan Agreement, to extend the Expiration Time for an additional three year period, as more particularly set out in the Information Circular prepared for the Meeting, be approved, subject to approval of the TSX.”
A copy of the Rights Plan Agreement and of the proposed amending agreement may be obtained by contacting the Secretary of the Company as follows: Charles A. Jeannes, 310 — 5190 Neil Road, Reno, Nevada 89502. Telephone: (775) 827-4600, Ext: 4107.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE FOR THE EXTENSION OF THE EXPIRATION TIME OF THE RIGHTS PLAN FOR AN ADDITIONAL THREE-YEAR PERIOD.
     Background
The Board of Directors proposed the adoption of the Rights Plan and is proposing the Amendment to protect the Shareholders of the Company from unfair take-over strategies to which the Company and its Shareholders may be particularly vulnerable because of the different securities laws applicable in Canada and the United States of America, the principal trading markets for the Company’s Shares.
The Rights Plan was not proposed and the Amendment is not being proposed by the Board of Directors in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a Take-over Bid being made for the Company or to secure continuance of management or the Directors in office. The Rights Plan is designed to ensure that, in the event of a Take-over Bid being made for Voting Shares (which at the moment are comprised solely of Shares) of the Company, all Shareholders will receive full and fair value for their Shares and will not be subject to abusive or coercive takeover strategies and that the Board of Directors, on behalf of the Company and all of its Shareholders, will have the time and opportunity to evaluate the bid and its effects, to seek out alternative bidders and to explore, develop and evaluate other ways of maximizing shareholder value.
Accordingly, the objectives of the Rights Plan are, (i) to provide each Shareholder, no matter where they are resident, the opportunity to receive the same offer, (ii) to provide each Shareholder, together with his or her advisor, with sufficient time to assess and evaluate a Take-over Bid and (iii) to permit the Board of Directors, where appropriate, to explore, develop and evaluate alternatives to maximize the value to shareholders. Under the Rights Plan, a bidder is encouraged either to make a Permitted Bid, which does not need approval of the Board of Directors, having terms and conditions that are designed to meet these objectives, or, to negotiate the terms of a bid with the Board of Directors.
The objectives of the Rights Plan and the terms of the Rights Plan have been developed to deal with the following specific concerns with the existing securities laws in Canada pertaining to Take-over Bids:

     Time
Current Canadian securities legislation generally provides that Take-over Bids may expire after 35 days (which in certain jurisdictions is 35 days after the announcement of the bid by way of advertisement, rather than the date of mailing a Take-over Bid circular). The Board of Directors is concerned that this period of time does not provide an opportunity (i) for the Shareholders and the Board of Directors to properly assess the initiating bid, (ii) for the Shareholders to assess the merits of competing bids, and (iii) for the Board of Directors to seek out or otherwise allow competing bidders to emerge or to develop other methods of maximizing shareholder value.
The Rights Plan, through the Permitted Bid concept, provides a mechanism whereby the minimum expiry period for a Take-over Bid will be 45 days from the time a Take-over Bid circular is mailed and provides that if the Permitted Bid is successful in having at least 50% of the outstanding Voting Shares held by Independent Shareholders (such being generally the Shareholders of the Company other than (i) the bidder and its Associates and Affiliates and other persons acting in concert with the bidder and (ii) any employee benefit plan for the employees of the Company or a wholly-owned subsidiary of the Company), tendered by such time, the Take-over Bid will be extended for an additional 10 Business Days. These provisions will allow the Shareholders and the Board of Directors additional time to consider the Take-over Bid and the various alternatives that may potentially be available.
     Pressure to Tender
There is concern that a Shareholder may feel compelled to tender to a bid which the Shareholder considers to be inadequate and not represent full and fair value because, in failing to do so, the Shareholder may be left with illiquid or minority discounted Voting Shares in the Company. The requirements for a Permitted Bid in the Rights Plan include a mechanism which is intended to ensure that a Shareholder who has not tendered to a Permitted Bid, may do so once it is known that the Permitted Bid has been successful. A Permitted Bid is required to contain a provision that Voting Shares will not be taken-up and paid for under the Take-over Bid unless a majority of the outstanding Voting Shares held by Independent Shareholders have tendered by the end of the Permitted Bid’s minimum 45 day period, following which the Take-over Bid must be extended for a further 10 Business Days so as to allow those who did not tender at the first expiry time to nevertheless tender into the bid.
     Unfair Treatment
The Board of Directors has adopted the Rights Plan in part because a bidder could attempt to obtain control of the Company without paying full value, without obtaining shareholder approval and without treating all Shareholders equally. Canadian securities laws contain various exemptions which may allow for unequal treatment of Shareholders in transactions involving an acquisition of effective control of a company. Under these laws it is possible, through the acquisition of shares in the open market or through private agreements involving a small number of Shareholders, to acquire a large share position or even a control block in a Canadian public company without making an offer to all Shareholders. Under these types of acquisitions, control of a company may be obtained without the acquirer being required to pay a “control premium” to all Shareholders of the company.
     Summary of Operation of the Rights Plan
As described in more detail below, if a person (an “Acquiring Person”) acquires 20% or more of the Voting Shares of the Company, other than by way of (i) a Permitted Bid, (ii) a Competing Bid, (iii) a transaction otherwise approved by the Board of Directors or (iv) through distributions by the Company, holders of Rights other than the Acquiring Person may acquire for Cdn$100, Common Shares of the Company having a market value of Cdn.$200. In such a case, the Rights will cause substantial dilution to an Acquiring Person. This dilutive aspect of the Rights Plan is intended to discourage a potential acquirer from undertaking “creeping acquisitions” or buying a large block of shares from a select group of Shareholders through “private agreement transactions”
The Rights Plan does not affect the duties imposed upon the Board of Directors at law to act honestly and in good faith and in the best interests of the Company and to consider any Take-over Bid in respect of the Company on that basis. In addition, the Rights Plan does not affect the right of holders of not less than 5% of the Voting Shares of the Company to requisition the Board of Directors to call a meeting of Shareholders for the purposes stated in the requisition.
Issuance of the Rights will not alter in any way the financial condition of the Company and will not interfere with the day-to-day operations of the Company or its business plans nor will it change the way in which Shareholders currently trade Shares.
     Description of the Rights Plan
The following description of the Rights Plan is a summary only. Reference is made to the Rights Plan Agreement for a full description of the terms of the Rights Plan.
     Issuance of Rights
Effective at 5:00 p.m. on February 25, 2000, one Right was issued in respect of each outstanding Common share (each a “Voting Share”) of the Company (the “Effective Time”) and one Right will be issued in respect of each Voting Share of the Company issued thereafter, prior to the earlier of the Separation Time and the Expiration Time. If the Amendment is approved by Shareholders at the Meeting, the Rights will expire at the termination of the Company’s annual general meeting held in the year 2009 (the “Expiration Time”), unless earlier redeemed by the Company. If the Amendment is not approved by the Shareholders of the Company at the Meeting, the Rights Plan will expire at the conclusion of the Meeting.
     Trading of Rights
Certificates for Voting Shares issued after the Effective Time will contain a notation incorporating the Rights Plan Agreement by reference. Until the Separation Time, or earlier termination or expiration of the Rights, the Rights will be evidenced by and transferred with the associated Voting Shares and the surrender for transfer of any certificate representing Voting Shares will also constitute the surrender for transfer of the Rights associated with those Voting Shares. After the Separation Time, the Rights will become exercisable and begin to trade separately from the associated Voting Shares. As soon as practicable following the Separation Time, separate certificates evidencing rights (“Rights Certificates”) will be mailed to the holders of record of Voting Shares as of the Separation Time and the Rights Certificates alone will evidence the Rights. The Rights will be listed in Canada on The Toronto Stock Exchange upon separation.
     Separation Time
Under the Rights Plan the Separation Time means the close of business on the 10th Trading Day after the earliest to occur of:
(a)	a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired Beneficial Ownership of 20% or more of the outstanding voting shares of the Company (“Voting Shares”), other than as a result of (i) a reduction in the number of Voting Shares outstanding, (ii) a Permitted Bid, (iii) acquisitions of Voting Shares approved by the Board of Directors, or (iv) other specified exempt acquisitions where Shareholders participate on a pro rata basis;

(b)	the date of commencement of, or the first public announcement of an intention of any person to commence, a Take-over Bid where the Voting Shares subject to the bid, together with the Voting Shares beneficially owned by that person (including affiliates, associates and joint actors) would constitute 20% or more of the outstanding Voting Shares; and

(c)	the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such, or such later date as the Board of Directors may determine.
Under the Rights Plan, a Take-over Bid means an offer to acquire Voting Shares where the Voting Shares subject to the offer together with the number of Voting Shares held by the person making the bid constitute in the aggregate 20% or more of the outstanding Voting Shares of the Company.
     Exercise of Rights
Rights will not be exercisable until the Separation Time. After the Separation Time and prior to the occurrence of a transaction which results in a person becoming an Acquiring Person (a “Flip-In Event”), each Right will entitle the registered holder thereof to purchase from the Company one Common share at a price of Cdn.$100, subject to adjustment and certain anti-dilution provisions (the “Exercise Price”). If a Flip-In Event occurs, each Right will, unless the Flip-In Event is waived in accordance with the terms of the Rights Plan, entitle the registered holder to receive, upon payment of the Exercise Price, Common Shares of the Company having an aggregate market price equal to twice the Exercise Price. In such event, however, any Rights beneficially owned by an Acquiring Person, (including affiliates, associates and joint actors), or the transferee of any such person, will be void. A Flip-In Event does not include acquisitions approved by the Board of Directors or acquisitions pursuant to a Permitted Bid or Competing Permitted Bid.
Until a Right is exercised, the holder thereof, as such, will have no rights as a Shareholder of the Company, including the right to vote or receive dividends.
     Permitted Bids
The Rights Plan employs a “Permitted Bid” concept whereby a Take-over Bid will not trigger the Separation Time if it meets certain conditions. A “Permitted Bid” is defined as an offer to acquire Voting Shares for cash or securities made by means of a Take-over Bid circular, where the Voting Shares subject to the offer, together with shares beneficially owned by the offeror at the date of the offer (including its affiliates, associates and joint actors), constitute 20% or more of the outstanding Voting Shares and that also complies with the following additional provisions:
(a)	the bid must be made to all the holders of Voting Shares wherever resident; and

(b)	the bid must contain the following irrevocable and unqualified conditions:
(i)	no Voting Shares will be taken up or paid for prior to the close of business on the 45th day following the date the circular is sent to Shareholders and then only if more than 50% of the then outstanding Voting Shares held by Independent Shareholders have been tendered to the bid and not withdrawn;

(ii)	Voting Shares may be deposited pursuant to the bid, unless it is withdrawn, at any time during the 45 day period described in §(b)(i);

(iii)	Voting Shares deposited pursuant to the bid may be withdrawn until taken up or paid for; and

(iv)	if the deposit condition referred to in §(b)(i) is satisfied, the offeror will extend the expiration date for the bid for at least 10 Business Days from the date on which the offer would otherwise expire.
     Competing Permitted Bids
A “Competing Permitted Bid” is a Take-over Bid made after a Permitted Bid has been made and prior to its expiry that satisfies all of the provisions of a Permitted Bid, except that it must remain open for acceptance until at least the later of 21 days and the expiry of the outstanding Permitted Bid. The reduction in the time for acceptance of a Competing Permitted Bid is to allow, as nearly as practicable, all bids to be dealt with by the Shareholders of the Company within substantially the same time frame.
     Beneficial Ownership
Under the definition of “Beneficial Ownership” in the Rights Plan, a person is deemed to own securities owned by the person’s affiliates and associates and by any person acting jointly or in concert with such person. A person is also deemed to own securities which such person has a right to acquire within 60 days of the exercise of conversion rights or purchase rights. The Rights Plan contains certain exceptions which would permit investment managers and trust companies holding securities on behalf of clients, Crown agents, certain statutory bodies and pension plan administrators to hold more than 20% of the outstanding Voting Shares of the Company in the ordinary course of their business without becoming an Acquiring Person, provided they do not actually make a Take-over Bid for such shares. In addition, the Rights Plan has an exemption from the deemed ownership of securities for those which are lodged under a Permitted Lock-up Agreement or in respect of securities which have been deposited or tendered pursuant to a tender or exchange offer or Take-over Bid unless such deposited or tendered shares have been accepted unconditionally for payment or exchange or have been taken up or paid for.
A Permitted Lock-up Agreement is an agreement whereby a person agrees to deposit or tender Voting Shares held by the person to a Take-over Bid, but which permits the person to withdraw the Voting Shares from the agreement in order to tender or deposit them to another Take-over Bid that contains an offering price or value per Voting Share that is at least 5% in excess of the value per Voting Share offered under the bid which is subject to the Lock-up Agreement.
     Redemption of Rights and Waiver of a Flip-In Event
At any time prior to the occurrence of a Flip-In Event, the Board of Directors may, with the prior consent of the holders of Voting Shares, authorize the redemption of all, but not less than all, of the then outstanding Rights at a redemption price of Cdn.$0.00001 per Right, subject to adjustment. In addition, if an offeror acquires more than 50% of the Outstanding Voting Shares not already beneficially owned by the offeror, pursuant to a Permitted Bid, a Competing Permitted Bid or another exempt acquisition, the Board of Directors will be deemed to have elected to have the Company redeem the Rights at the redemption price.
Prior to the occurrence of a Flip-In Event, the Board of Directors may, with the prior consent of the holders of Voting Shares, waive a Flip-In Event that occurs as a result of a circular Take-over Bid sent to all holders of Voting Shares. In that event, the Board of Directors will be deemed to have waived any other Flip-In Event occurring by reason of any other circular Take-over Bid.

The Board of Directors may also waive the application of the Rights Plan to a Flip-In Event resulting from inadvertence where the Acquiring Person has reduced its beneficial ownership of Voting Shares to below 20%. Except as described above, the waiver of the application of the Rights Plan to a particular Flip-In Event requires shareholder approval.
     Protection against Dilution
The Exercise Price, the number and nature of securities which may be purchased upon the exercise of Rights and the number of Rights outstanding, are subject to adjustment from time to time to prevent dilution in the event of stock dividends, subdivisions, consolidations, reclassifications or other changes in the outstanding Common Shares, pro rata distributions to holders of Common Shares and other circumstances where adjustments are required to appropriately protect the interests of the holders of Rights.
     Supplements and Amendments
The Board of Directors may, without the approval of the holders of Voting Shares or Rights, make any amendments to the Rights Plan Agreement (i) specifically contemplated therein, or (ii) to correct clerical or typographical errors, or (iii) which may be required to maintain the validity and effectiveness of the Rights Plan Agreement as a result of any change in any applicable laws or regulatory requirements. If these amendments occur before the Separation Time, they must be put before the Shareholders for ratification at the next occurring meeting of Shareholders and if the amendments occur after the Separation Time they must be put before the holders of Rights for ratification at a meeting to be called in accordance with the Articles of the Company and the Business Corporations Act (British Columbia).
At any time before the Separation Time, the Company may, with the prior consent of the holders of Voting Shares, amend, vary or rescind any of the provisions of the Rights Plan Agreement or the Rights whether or not such action would materially adversely affect the interests of the holders of Rights generally.
At any time after the Separation Time and before the Expiration Time, the Company may, with the prior consent of the holders of Rights, amend, vary or rescind any of the provisions of the Rights Plan Agreement or the Rights whether or not such action would materially adversely affect the interests of the holders of Rights generally.
     Income Tax Consequences
     Canadian Income Tax Consequences
Generally, the value of a right, if any, to acquire additional shares of a company is not a taxable benefit includable in income under the Income Tax Act (Canada) (the “Act”), and is not subject to non-resident withholding tax under the Act, where an identical right is conferred on all Shareholders. While Rights were issued in respect of each outstanding Share, the Rights may become void in the hands of certain Shareholders (an Acquiring Person, in the circumstances outlined under “Description of the Rights Plan” above) upon the occurrence of certain triggering events. While the matter is not free from doubt, the issue of the Rights may therefore be a taxable benefit that must be included in the income of Shareholders. However, the Company is of the view that the Rights have a negligible monetary value at their date of issue and will continue to have a negligible monetary value. If the Rights have no value, the issue of the Rights will not give rise to a measurable taxable benefit or income in the hands of Shareholders and will not be subject to non-resident withholding tax. The foregoing does not address the Canadian income tax consequences of other events such as the separation of the Rights from the Shares, the occurrence of a Flip-In Event or the exercise or redemption of Rights. The holder of Rights may well have significant income or be subject to withholding tax under the Act if the Rights become valuable or exercisable or are exercised or otherwise disposed of. Such consequences under the Act are not further addressed in this summary, as the Company is of the view that the structure of the Rights Plan makes it unlikely that the Rights would become valuable or exercisable or that the Separation Time will occur (although this result cannot be guaranteed).
Provided that the Shares continue to be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, and provided that the Company deals at arm’s length with each person who is an annuitant, a beneficiary, an employer or a subscriber under the governing plan of the plan trust, the Rights will be qualified investments for such trusts.
     United States Tax Consequences
Assuming that the Rights are not redeemed and that no event has occurred with respect to the Rights that could make them separable from the Shares or otherwise exercisable, the extension of the Rights Plan should not give rise to U.S. federal income tax. Such extension may be treated as the lapse of the existing Rights and the adoption of a new shareholders’ rights plan. For United States federal income tax purposes, the Internal Revenue Service has stated in Revenue Ruling 90-11 that the adoption of a shareholders’ rights plan similar to the Rights Plan is not a taxable transaction to a company’s shareholders. That ruling expressly refrains from addressing the tax consequences of any other event in connection with a rights plan. The United States federal income tax consequences of such other events as the separation of the Rights from the Shares, a Flip-In Event or the exercise or redemption of Rights, are uncertain. The tax consequences, including the likelihood that an event will be a taxable transaction (which, in certain cases is probable) or, if taxable, whether it is characterized as a distribution, a sale or exchange of a Right or otherwise can vary depending on the facts and circumstances at the time of the event.
Shareholders should consult their own tax advisors regarding the consequences of receiving, holding, exercising or exchanging Rights.
EXECUTIVE COMPENSATION
Named Executive Officers
“Named Executive Officer” means the Chief Executive Officer, the Chief Financial Officer and each of the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $150,000 and any additional individuals for whom disclosure would have been provided except that the individual was not serving as an officer of the Company at the end of the most recently completed financial year end.
Under applicable laws Mr. McArthur, Ms. Maher, Mr. Jeannes, Mr. Voorhees, and Mr. Hyatt are the “Named Executive Officers” of the Company for the period ended December 31, 2005.
Compensation of Named Executive Officers
The table below shows the compensation paid to the Named Executive Officers for the past three fiscal years.
SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards
				Other		Restricted Share
				Annual	Securities	Awards
				Compen-	Underlying	(“RSAs”)	All Other
Name and Principal		Salary	Bonus	sation	Options Granted	Granted	Compensation(4)
Position	Year	($)	($)	($)	(#)(2)	(#)(3)	($)
C. Kevin McArthur	2005	451,250	151,360	Nil	130,000	12,000	5,111,746	(1)
President, Chief	2004	371,875	200,680	Nil	Nil	Nil	1,764,030	(1)
Executive Officer and Director	2003	320,833	Nil	Nil	200,000	Nil	2,415,381	(1)

Charles A. Jeannes	2005	302,050	86,360	Nil	84,000	6,000	1,288,547
Executive Vice President	2004	247,042	100,680	Nil	Nil	Nil	616,472
Administration, General Counsel and Secretary	2003	229,167	Nil	Nil	100,000	Nil	473,308

James S. Voorhees	2005	302,050	36,360	Nil	84,000	6,000	793,341
Vice President,	2004	247,042	100,680	Nil	Nil	Nil	493,951
Operations, and Chief Operating Officer	2003	229,167	Nil	Nil	100,000	Nil	885,555

Cheryl S. Maher	2005	211,625	36,360	Nil	51,000	3,000	182,385
Vice President Finance,	2004	168,438	80,680	Nil	Nil	Nil	286,840
Chief Financial Officer and Treasurer	2003	155,375	Nil	Nil	90,000	Nil	738,994

David L. Hyatt	2005	147,320	21,360	Nil	21,000	3,000	483,123
Vice President, U.S.	2004	140,875	40,680	Nil	Nil	Nil	142,243
Operations	2003	136,250	Nil	Nil	40,000	Nil	379,778
Notes:

(1)	Includes an annual fee paid to the Named Executive Officer in his capacity as a Director of the Company and fees for attending Board and committee meetings.
(2)	The Table lists share purchase options (“Options”) granted during the noted fiscal year under the Company’s Incentive Share Purchase Option Plan (see “Equity Plans — Details of the Option Plan” for a description of the Option Plan). The Named Executive Officers of the Company are not entitled to receive share appreciation rights (“SAR”). The employment contracts of the Named Executive Officers provide that they are entitled to be granted Options in respect of a stated number of Shares, however, the Compensation and Nominating Committee can, and has, granted options in excess of the stated amounts. If a Named Executive Officer has his employment with the Company terminated without cause, any outstanding Options will remain in effect for a period which is the shorter of the time to the expiration of the share purchase option and up to 36 months from the time of termination of employment.
(3)	The Restricted Share Awards (RSAs) were granted under the Company’s Equity Incentive Plan on February 17, 2005 at an issue price of Cdn$21.78 and vest as to 1/3rd on the date of grant and 1/3rd on each of the first and second anniversaries of the date of grant (see “Equity Plans — Details of the Equity Plan” for a description of the Equity Plan), except with respect to Mr. Hyatt whose RSA will vest entirely on April 1, 2006.
(4)	The stated amount includes an amount in respect of the exercise of Options that is the difference between the aggregate market value, on the day of exercise, of Shares acquired upon exercise of Options and the aggregate purchase price of such Shares under the Option and an amount in respect of the value of RSAs that vested during 2005 based on the market value of the RSAs on the date of vesting.

Options Granted to the Named Executive Officers
The share purchase options granted during the financial year ended December 31, 2005 to the Named Executive Officers are as follows:

	Securities	% of Total		Market Value of Securities
	Under	Options	Exercise	Underlying Options on the
	Options	Granted to	Price	Date of Grant
	Granted	Employees in	(Cdn$/	(Cdn$/	Expiration
Name	(#)	Financial Year	Security)	Security)(1)	Date
C. Kevin McArthur	30,000	3.93	21.16	21.16	Feb. 16, 2010
	100,000	13.11	17.66	17.66	May 26, 2010

Charles A. Jeannes	24,000	3.15	21.16	21.16	Feb. 16, 2010
	60,000	7.86	17.66	17.66	May 26, 2010

James S. Voorhees	24,000	3.15	21.16	21.16	Feb. 16, 2010
	60,000	7.86	17.66	17.66	May 26, 2010

Cheryl S. Maher	21,000	2.75	21.16	21.16	Feb. 16, 2010
	30,000	3.93	17.66	17.66	May 26, 2010

David L. Hyatt	21,000	2.75	21.16	21.16	Feb. 16, 2010
Notes:

(1)	Options were granted at prevailing market prices.
Share Purchase Options Exercised by the Named Executive Officers
Share purchase options exercised by the Named Executive Officers during the fiscal year ended December 31, 2005 and the value of the unexercised in-the-money options as at December 31, 2005, are as follows:

	Securities
	Acquired	Aggregate	Unexercised Options at FY-end,		Value of Unexercised in-the-
	on	Value	Exercise Price and whether		Money Options at FY-End (1)
	Exercise	Realized	(#)		(Cdn.$)
Name	(#)	(Cdn.$)	Exercisable	Unexercisable	Exercisable	Unexercisable
C. Kevin McArthur	300,000	5,878,500	423,334	86,666	5,856,454	1,169,246
Charles A. Jeannes	90,000	1,490,800	313,000	56,000	5,144,080	745,360
James S. Voorhees	50,000	895,400	338,000	56,000	5,901,580	745,360
Cheryl S. Maher	25,747	191,832	81,253	34,000	820,178	437,540
David L. Hyatt	40,000	583,600	40,000	21,000	374,400	227,010
Notes:

(1)	Based on the closing price of Cdn$31.97 of the Shares on the Toronto Stock Exchange on December 30, 2005.

Termination of Employment, Change in Responsibilities and Employment Contracts
The terms and conditions of the employment contract or arrangement between the Company or its subsidiary and a Named Executive Officer are as follows:
By an amended agreement dated November 1, 2001, Mr. C. Kevin McArthur was engaged by the Company to act as its President and Chief Executive Officer. The agreement has a month-to-month term subject to certain termination provisions. If Mr. McArthur is terminated for other than cause, he will be paid any remuneration due through the date of termination, together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. McArthur is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $500,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan and Equity Incentive Plan (see Notes 2 and 3 to the “Summary Compensation Table” and “Equity Plans-Details of the Option Plan” and “Details of the Equity Plan”).
By an amended agreement dated November 1, 2001, Mr. Charles A. Jeannes was engaged by the Company to act as its Senior Vice-President Administration, General Counsel and Secretary. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Jeannes’ employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. Jeannes is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $350,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan and Equity Incentive Plan (see Notes 2 and 3 to the “Summary Compensation Table” and “Equity Plans-Details of the Option Plan” and “Details of the Equity Plan”).
By an amended agreement dated November 1, 2001, Mr. James S. Voorhees was engaged by the Company to act as its Vice-President, Operations and Chief Operating Officer. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Voorhees’ employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. Voorhees is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $350,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan and Equity Incentive Plan (see Notes 2 and 3 to the “Summary Compensation Table” and “Equity Plans-Details of the Option Plan” and “Details of the Equity Plan”).
By an amended agreement dated November 1, 2001, Ms. Cheryl S. Maher was engaged by the Company to act as its Vice President, Finance, Chief Financial Officer and Treasurer. The Agreement has a month-

to-month term subject to certain termination provisions. If Ms. Maher’s employment with the Company is terminated for other than cause, she will be paid any remuneration due through the date of termination together with the annual salary in force at the date of termination and will receive continued full benefit coverage for 12 months following termination or the cash value thereof. If the employment of Ms. Maher is terminated or if she resigns her employment within 12 months following a change of control of the Company, as defined in the agreement, she will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. The current salary under the Agreement is $250,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan and Equity Incentive Plan (see Notes 2 and 3 to the “Summary Compensation Table” and “Equity Plans-Details of the Option Plan” and “Details of the Equity Plan”).
By an amended agreement dated November 1, 2001, Mr. David L. Hyatt was engaged by the Company to act as its Vice-President, U.S. Operations. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Hyatt’s employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination, together with the annual salary in force at the date of termination and will receive continued full benefit coverage for 12 months following termination or the cash value thereof. If the employment of Mr. Hyatt is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination, together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. The current salary under the Agreement is $152,160 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan and Equity Incentive Plan (see Notes 2 and 3 to the “Summary Compensation Table” and “Equity Plans-Details of the Option Plan” and “Details of the Equity Plan”).
No funds were set aside or accrued by the Company during the year ended December 31, 2005 to provide pension, retirement or similar benefits for Directors or Named Executive Officers of the Company pursuant to any existing plan.
Indebtedness of Directors and Executive Officers
No current or former director, executive officer, employee, proposed nominee for election as a director or any associate of any such director or executive officer or employee or proposed nominee was indebted to the Company or any of its subsidiaries as of the end most recently completed financial year or as at the date hereof.
Composition of the Compensation and Nominating Committee
The compensation function of the Compensation and Nominating Committee is to review on an annual basis, the compensation paid to the Company’s Directors, to review the performance and compensation paid to the Company’s executive officers and to make recommendations on compensation to the Board. In addition, the Committee reviews annually the compensation plans for the Company’s non-executive staff. The compensation philosophy of the Compensation and Nominating Committee is stated below under “Report of the Compensation and Nominating Committee on Compensation of Executive Officers and Others”. The function of this committee is governed by a charter that was adopted by the Board on February 13, 2004. This charter is available for viewing at the Company’s website at www.glamis.com.
The members of the Company’s Compensation and Nominating Committee, Dan Rovig, Jean Depatie and Kenneth Williamson, are all independent directors. Mr. Rovig was, during the last completed financial year of the Company, and remains, the non-executive Chairman of the Board of Directors of the Company. Mr. Rovig first joined the Company in September of 1988 as President of Glamis Gold Inc. and as Vice-President of Operations of the

Company. Mr. Rovig first joined the Company in September of 1988 as President of Glamis Gold Inc. and as Vice-President of Operations of the Company. Mr. Rovig became a director, President and Chief Executive Officer of the Company on November 17, 1989 and remained in those positions until his retirement from the Company on August 15, 1997.
Report of the Compensation and Nominating Committee on Compensation of Executive Officers and Others
     Executive Officers
It is the policy of the Committee to compensate the Company’s executive officers by both direct remuneration (salary and bonuses) and entitlement to stock-based incentive compensation. The Committee’s philosophy is to balance short and long term incentives in evaluating performance and determining actual incentive awards. The Committee targets base salary levels by comparison with other public companies of a similar size to the Company in the metals and mining industry. The base salaries are reviewed annually for market competitiveness, Company performance and to reflect each executive officer’s responsibilities, experience and individual performance. There is a formal bonus program for executives as part of a comprehensive incentive compensation program comprised of annual grants of share purchase options, restricted shares and/or bonuses which is managed by and subject to the discretion of the Committee. The amount of bonus for each executive is determined by the Committee based on a combination of specific individual and corporate performance criteria, judged against established sets of goals and objectives.
     Chief Executive Officer
The Committee reviews several factors in determining, on an annual basis, the total compensation payable to the President and Chief Executive Officer. In particular, the Committee reviews publicly available data and data provided by independent third parties regarding compensation paid to Chief Executive Officers of other public companies of a similar size to the Company in the metals and mining industry. Additionally, the Committee considers the specific performance of the Chief Executive Officer during the preceding year, including generally the performance of the Company as a whole as measured by its financial performance, operational performance and specific strategic achievements.
     Directors
The Committee also reviews the compensation paid to Directors of the Company. The compensation paid to the Directors is based on the Committee’s analysis of the time and effort devoted by the Directors to the meetings and affairs of the Company, as well as various surveys of compensation paid to directors of other public companies of a similar size to the Company in the metals and mining industry. Directors have also received share purchase options (see “Security Ownership by Directors and Executive Officers”). These share purchase options have been granted at the discretion of the Compensation and Nominating Committee and were immediately exercisable. During 2005, the Compensation and Nominating Committee implemented a new long-term incentive compensation program for directors which provides for, subject to the discretion of the Committee, annual grants of share purchase options and/or restricted shares, which may or may not vest over time.
     Compensation and Nominating Committee
          “A. Dan Rovig”               “Kenneth F. Williamson”               “Jean Depatie”

Compensation of Directors
See “Election of Directors-Compensation of Directors” for details of compensation paid to the Directors, other than Mr. McArthur who is a Named Executive Officer, during the last fiscal year of the Company and see “Executive Compensation” for details of compensation paid to Mr. McArthur during the last fiscal year of the Company.
Directors’ and Officers’ Insurance
Under an existing policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to Directors and officers. The Directors and officers of the Company as individuals are insured for losses arising from claims against them for certain acts, errors or omissions. The policies provide a maximum coverage in any one policy year of $20 million for each claim. The annual premium which was paid during the year ended December 31, 2005 was $367,792. The premiums for the policies are not allocated between Directors and officers as separate groups.
Performance Graphs
     The Toronto Stock Exchange
The following chart compares the market performance of the Company’s Shares in Canadian dollars on the TSX as compared to the S&P/TSX Gold Index and the S&P/TSX Composite Index for the years ended December 31, 2000 to December 31, 2005. The TSX is the principal trading market for Shares of the Company outside of the United States. This Chart compares the 5 Year Cumulative Total Return among Glamis Gold Ltd., the TSX Gold Index and the TSX Composite Index.
Toronto Stock Exchange Share Performance Chart

     New York Stock Exchange
The following chart compares the market performance of the Company’s Shares in U.S. dollars on the New York Stock Exchange (“NYSE”) as compared to the Hemscott Group Index (an index comprised solely of gold mining companies) and the NYSE Market index. Shareholders are advised that this is the last time that the NYSE share performance chart will be presented. The TSX share performance chart shown above meets the Company’s disclosure obligations under applicable Canadian securities laws and the Company considers this chart to be representative of the market performance of the Shares.
New York Stock Exchange Share Performance Chart

EQUITY PLANS
The Company has two equity compensation plans: an Incentive Share Purchase Option Plan (the “Option Plan”) dated for reference September 30, 1995 and an Equity Incentive Plan (the “Equity Plan”) dated for reference January 1, 2004. Each of these plans and the Shares subject to the plans have been approved by the Shareholders. These compensation plans are designed to allow the Company to design and maintain competitive compensation programs for its directors, executive officers and employees that will enable the Company to attract and retain highly qualified personnel in the mineral exploration and development sector. The material terms of each of the Option Plan and Equity Plan are described below.
Details of the Option Plan
The Option Plan provides that:
● the participants in the Option Plan are the employees, senior officers, directors and other parties who provide ongoing management or consulting services to the Company;

● the Option Plan is to be administered by the Board or a committee designated by it;

● the Board is to fix the term of Options at not more than 5 years and is to establish the terms under which Options may be exercised;

● the exercise price under each Option is to be:
(a)	the closing price of the Shares on the TSX on the last trading day before the Option is granted, or

(b)	if the Board determines that the price established under paragraph (a) is not a representative price,

(i) the simple average of the high and low trading prices per Share on the TSX for the last five trading days before the date the Option is granted, or
(ii) such other price as determined by the Board and approved by the TSX;
● the maximum aggregate number of Shares that may be:
(a)	reserved for issuance to any one person under the Option Plan is 5% of the outstanding Shares at the time of grant, less the number of Shares reserved for issuance to such person under any other share compensation arrangement;

(b)	reserved for issuance to insiders of the Company under the Option Plan is 10% of the outstanding Shares at the time of grant, less the number of Shares reserved for issuance to insiders under any other share compensation arrangement;

(c)	issued under the Option Plan in any one year period to an insider and his associates is 5% of the outstanding Shares immediately before that time, less the number of Shares issued to such person’s pursuant to any other share compensation arrangement during the preceding one year period;

(d)	issued under the Option Plan in any one year period to insiders pursuant to the exercise of Options, is 10% of the outstanding Shares immediately before that time, less any Shares acquired by insiders pursuant to any other share compensation arrangement during the preceding one year period; and

(e)	reserved for non-executive Directors is 1% of the outstanding Shares at the time of the grant, less the number of Shares reserved for issuance to non-executive Directors under any other share compensation arrangement, exclusive of those that are reserved under share compensation arrangements that are the result of the acquisition of another company by or the merger or other consolidation or reorganization of another company with, the Company.
● Options may not be exercised after a holder’s term of service to the Company has been terminated, except as follows:
(a)	in the case of death retirement or total disability, up to one year from the date of death, retirement or total disability or the expiry date of the Option, which ever occurs first,

(b)	in the case of termination for cause or voluntary termination of services, up to 30 days from the date of termination or the expiry date of the Option, which ever occurs first,

(c)	in the case of termination following a change of control, up to three years from the date of termination or the expiry date of the Option, which ever occurs first, and

(d)	in all other cases of the termination of services, up to one year from the date of termination or the expiry date of the Option, which ever occurs first;
● Options are non-assignable;

● Shares which are issued upon the exercise of Options are to be paid for in cash by the holder;

● The Company does not offer financial assistance in respect of the exercise of options;

● Options may not be re-priced without shareholder and applicable regulatory approval. For this purpose, shareholder approval is to be by a majority vote at an annual or extra-ordinary meeting of shareholders; provided that insiders who hold Options that are subject to the proposed re-pricing, may not vote on the proposal;

● Subject to required regulatory approval, the Board has the power to amend, suspend, terminate or discontinue the Plan, provided that, additional Shares may not be allotted to the Plan without shareholder approval, which is to be by a majority vote of shareholders at a general meeting.
Shareholders approved the adoption of the Option Plan on November 2, 1995. At that time 2,600,000 Shares were allotted for issuance under the Option Plan. Shareholders have approved the allotment of additional Shares to the Option Plan as follows: May 3, 2000 — 2,016,800 Shares, May 9, 2002 - 4,330,430 Shares and May 6, 2004 — 3,500,000 Shares. As at March 6, 2006, of the 12,447,230 Shares allotted to the Option Plan (which represents 9.43% of the outstanding Shares as at March 6, 2006), 2,560,153 Shares remained subject to Options granted under the Option Plan and 2,782,030 Shares remained available for new options to be granted under the Option Plan (which together represents 4.047% of the outstanding Shares as at March 6, 2006).
Details of the Equity Plan
The Equity Plan provides that:
● the aggregate number of Shares which is reserved for issuance under the Equity Plan is established at 1,000,000 Shares;

● those persons entitled to awards under the Equity Plan are the Directors, officers, employees and qualified consultants of the Company;

● the Board or a committee designated by it may grant awards under the Equity Plan relating to the following, where each award will be subject to such terms and conditions as the Board or its designated committee determines in its discretion:
(a)	a performance Share award where Shares are issued to the participant and held by the Company until the specified performance criteria are met and if they are not, the Shares will be forfeited by the participant;

(b)	a restricted Share award where Shares are issued to the participant and held by the Company until the restrictions are removed and if they are not, the Shares will be forfeited by the participant;

(c)	a performance or restricted Share unit award where the participant is issued rights to receive Shares upon the performance criteria being met or the restrictions being removed;

(d)	an award of Shares to Directors in lieu of receiving a retainer or meeting fees in cash;

(e)	other types of equity-based or equity-related awards to participants (including the grant of unrestricted Shares) in such amounts and subject to such terms and conditions as the Board or its designated committee may in its discretion determine, where such awards may entail the transfer of Shares to participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, awards designed to comply with or take advantage of the applicable local laws of foreign jurisdictions; and

(f)	the deferral of compensation paid in the form of Common Shares in accordance with such procedures as the Board or designated committee may develop.
● Shares which are reserved for issuance and issued under the Equity Plan will be subject to the following limitations:
(a)	the number of Shares reserved for issuance under the Equity Plan to insiders pursuant to awards, together with the number of Shares that are reserved for issuance to insiders under all other Share compensation arrangements, may not exceed 10% of the outstanding Shares;

(b)	insiders, as a group, may not be issued, within any one year period, a number of Shares pursuant to awards under the Equity Plan which exceeds 10% of the outstanding Shares, less any Shares issued to insiders pursuant to all other share compensation arrangements during the preceding one year period;

(c)	no individual insider together with such insider’s associates may be issued, within any one year period, a number of Shares pursuant to awards under the Equity Plan which exceeds 5% of the outstanding Shares, less any Shares issued to such insider and his associates during such one year period pursuant to all other share compensation arrangements; and

(d)	the maximum number of Shares reserved for non-executive Directors is 1% of the outstanding Shares at the time of the grant of an award, less the number of Shares reserved for issuance to non-executive Directors under any other share compensation arrangement, exclusive of those that are reserved under share compensation arrangements that are the result of the acquisition of another company by, or the merger or other consolidation or reorganization of another company with, the Company.
● An award under the Equity Plan will be made in consideration of past or future services actually rendered by the participant to the Company or one of its subsidiaries.

● Unless otherwise provided in the award agreement under the Equity Plan, if a participant’s employment with the Company and any of its Subsidiaries is terminated, or a participant who is a Director ceases to be a Director, as the case may be, due to normal retirement, early retirement at the request of the Company, disability, death or change in control, then there will be immediate vesting of the rights of the participant under the award agreement upon the effective date of the termination of employment or when the participant ceases to be a Director, as the case may be. For any termination other than for these specified reasons, only the awards that have vested before the termination date will be payable.

● The Directors have the right, in their sole discretion, to alter, amend or discontinue the Equity Plan from time to time and at any time. However, no such amendment or discontinuation may, without the consent of a participant, alter or impair such participant’s rights or increase such participant’s obligations with respect to an award previously granted and any amendment to the Equity Plan will be subject to the prior approval of applicable securities regulatory authorities and, if such amendment is material, may require the approval of the Company’s shareholders.

Shareholders approved the adoption of the Equity Plan on May 6, 2004. At that time 1,000,000 Shares were allotted for issuance under the Plan (which represents 0.758% of the outstanding Shares as at March 6, 2006). As at March 6, 2006, 70,000 Shares had been issued under the Equity Plan in respect of Share awards (5,000 of which have been returned to treasury due to the awards not vesting because of the termination of employment), 69,830 Shares had been issued upon the exercise of share appreciation rights awards, and 860,170 Shares remained available for new awards under the Equity Plan (which represents 0.65% of the outstanding Shares as at March 6, 2006).
Equity Compensation Plan Information
The following table summarizes, as at December 31, 2005, (i) the Shares subject to options under the Option Plan, the weighted-average exercise prices of the outstanding options and the number of Shares that remain available for new options under the Option Plan, (ii) the restricted Shares awarded under the Equity Plan and the issue price of the restricted Share awards, (iii) the Shares that have been allocated for issuance pursuant to share appreciation rights awards (“SARs”) under the Equity Plan and the issue price of the Shares under the SARs and (iv) the number of Shares that remain available for new awards under the Equity Plan. The Company has no outstanding warrants or rights, other than those under the Option and Equity Plans.

	Number of securities		Number of securities
	to be issued upon		remaining available for
	exercise of outstanding	Weighted-average exercise	future issuance under equity
	options or outstanding	price of outstanding options	compensation plans
	or reserved pursuant to	or issue price pursuant to	(excluding securities reflected
	restricted Share awards	restricted Share awards	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security-holders - the Option Plan	2,452,153	Cdn$17.60	2,930,030

Equity compensation plans approved by security-holders -the Equity Plan Restricted Share Awards	33,000 (1)	Cdn$21.78 (2)

Equity compensation plans approved by security-holders -the Equity Plan SAR Awards	610,200 (3)	Cdn$21.78 (4)	291,087 (5)

Equity compensation plans not approved by security-holders	Nil	Nil	Nil

Total	3,095,353		3,221,117

Notes:

(1)	This amount is comprised of the unvested portion of restricted share awards that were granted to directors and executive officers on February 17, 2005. These awards vest as to one-third immediately, one-third on the first anniversary of the award and one-third on the second anniversary of the award.

(2)	This amount represents the fair market value of the restricted shares as of the date of issuance, calculated in accordance with the terms of the Equity Plan.

(3)	This amount is comprised of SARs granted to employees who are not directors or executive officers, all of which are vested as to one-third immediately, one-third on the first anniversary of the award and one-third on the second anniversary of the award.

(4)	This amount represents the fair market value of the SARs as of the date of issuance of the SARs, calculated in accordance with the terms of the Equity Plan.

(5)	These Shares are available for awards of any type under the Equity Plan.
CORPORATE GOVERNANCE DISCLOSURE
The following disclosure is made in compliance with National Instrument 58-101 of the Canadian Securities Administrators. This disclosure outlines the procedures, policies and practices that the Company and the Board have implemented to address the requirements of securities legislation that is applicable to the Company.
Board of Directors
     Composition
The Board is currently comprised of six persons of which five (Messrs. Rovig, Davidson, Depatie, Williamson and Reifel) are not employees or executive officers (Mr. Rovig is the non-executive Chairman of the Board) of the Company. The Board believes that these five Directors are “independent Directors” within the meaning of National Instrument 58-101 of the Canadian Securities Administrators and under the rules of the New York Stock Exchange, as none of them is an executive officer or employee of the Company or party to any material contract with the Company and none of them receive remuneration from the Company in excess of directors’ fees and grants of stock options and share awards. As a result, these five Directors are free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with their ability to act independently from management or to act as a director with a view to the best interests of the Company, other than interests and relationships arising from shareholdings. The remaining member of the Board, Mr. Kevin McArthur, is the President and Chief Executive Officer of the Company, and is an employee of the Company and accordingly he is not an “independent Director”. The Board is however comprised of a majority of independent Directors.
Mr. Dan Rovig, the Chairman of the Board, is an independent Director. As Chairman of the Board, Mr. Rovig’s responsibilities include calling for and conducting meetings of the Board in accordance with the bylaws of the Company, maintaining regular contact with the CEO of the Company and acting as a liaison between the Board of Directors and the CEO, as necessary, and managing the meetings and activities of the Board of Directors in accordance with the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Board Mandate and charters of the respective committees of the Board (see “Position Descriptions-Chairman of the Board” below). At each meeting of the Board, a separate session of the independent Directors chaired by Mr. Rovig is held. The purpose of these sessions is to allow frank and open discussion regarding the affairs of the Company, including management performance, without management being present. The independent directors held 5 of these meetings during 2005 and 1 during 2006.

Certain of the Directors are also directors of other reporting or publicly traded issuers. The background information for the nominees for Director given under “Election of Directors-Nominees” lists those other issuers.
     Attendance at Board and Committee Meetings
During the fiscal year ended December 31, 2005, the number of Board and committee meetings held and the attendance of directors at these meetings were as follows:
•	6 Board meetings;

•	5 Audit Committee meetings;

•	5 Nominating and Compensation Committee meetings;

•	2 Corporate Governance Committee meetings; and

•	4 Environment Committee meetings.

Director	Board Meeting Attendance	Committee Meeting Attendance
A. Dan Rovig	6 of 6 (100%)	10 of 10 (100%)
C. Kevin McArthur	6 of 6 (100%)	6 of 6 (100%)
A. Ian S. Davidson	6 of 6 (100%)	7 of 7 (100%)
Jean Depatie	6 of 6 (100%)	9 of 9 (100%)
Kenneth F. Williamson	6 of 6 (100%)	10 of 10 (100%)
P. Randy Reifel	6 of 6 (100%)	6 of 6 (100%)
Directors attended all meetings in person.
Board Mandate
The Board of Directors adopted a written mandate for the Board (the “Board Mandate”) on February 10, 2006. The Board Mandate confirms the Board’s ongoing duty and responsibility for stewardship of the Company. A copy of the Board Mandate is attached to this Circular as Schedule “A”. The Board is ultimately responsible for supervising the management of the business and affairs of the Company and, in doing so, is required to act in the best interests of the Company. The Board of Directors generally discharges its responsibilities either directly or through the Audit Committee, the Compensation and Nominating Committee, the Corporate Governance Committee and the Environment Committee.
Specific responsibilities of the Board set out in the Board Mandate are:
• General Strategic Direction and Significant Initiatives — including the review and approval of the Company’s business, financial and strategic plans on at least an annual basis;
• Risk Management — including the identification of the Company’s principal business risks and the implementation of appropriate systems to effectively monitor and manage such risks;
• Human Resources and Compensation – including final approval of all senior management appointments and their compensation and the oversight of succession planning programs;
• Communications and Disclosure - including the oversight of the timely and accurate — disclosure of financial reports and other material corporate developments and reviewing with management from time to time the Company’s procedures for receiving feedback from shareholders, including written and electronic feedback, and satisfying itself that appropriate procedures are in place;
• Corporate Governance and Ethical Behaviour — the approval and monitoring of procedures related to corporate governance and ethics;

• Environment, Safety and Health — Reviewing and approving policies in respect of environmental, health and safety issues.
The Board is governed by the Company’s Corporate Governance Guidelines in carrying out its duties and responsibilities, which guidelines are attached to and form a part of the Board Mandate. These guidelines, which are posted on the Company’s website at www.glamis.com., are designed to assist the Board in meeting the Company’s corporate governance responsibilities. Among other things, the Corporate Governance Guidelines address the following matters:
• Board Organization and Membership — including a requirement for a majority of the directors on the Board to be independent;
• Board Committees — including independence requirements for the members and the requirement to have charters for all committees;
• Board Meetings — including a requirement that the directors meet in camera with only non-management directors present at least quarterly and if any of the non-management directors is not an independent director, that the Board hold at least one executive session of only the independent directors at least annually;
• Director Access to Officers, Employees and Advisors — including the right of Directors to have full and free access to officers and employees of the Company and to independent advisors;
• Director Performance — including the assessment of the overall performance and effectiveness of the Board, each committee, the Chair of the Board, each committee chair and each director on an annual basis; and
• Director Orientation and Continuing Education — including the establishment of appropriate orientation programs, sessions or materials for Directors to assist them in carrying out their duties.
The Board has delegated responsibility for communication with the public and the Company’s Shareholders to its President and Chief Executive Officer, Senior Vice President Administration and Vice-President, Investor Relations. Procedures are in place to ensure proper dissemination of news releases and that Shareholders who request information about the Company receive it in a timely manner. In addition, the Board has adopted a Corporate Disclosure, Confidentiality and Insider Reporting Policy which sets out rules for the disclosure of corporate information, the obligation of Directors, officers and employees of the Company to hold non-disclosed material information confidential and the trading and reporting of sales of shares of the Company.
The responsibility for monitoring the effectiveness of the Company’s internal financial information systems has been delegated to the Company’s Chief Financial Officer who reports to the Audit Committee and the Board on a quarterly basis. The duty of monitoring the technical affairs of the Company falls on the President and Chief Executive Officer who is a member of the Board. Operational reports are made to the Board on a quarterly basis to enable the Board to evaluate the Company’s performance against the Company’s strategic plan.
Position Descriptions
The Board has approved written position descriptions for the Chairman of the Board and for the Chair of each of the Committees of the Board. The Board has also approved a written position description of the

President and Chief Executive Officer of the Company. These position descriptions outline the duties, responsibilities and objectives of each of the respective positions.
The Chairman of the Board is responsible for, among other things, overseeing the Board’s discharge of its duties, conducting meetings of the Board in accordance with the Company’s bylaws and acting as a liaison between the Board and management. The committee Chairs are responsible for, among other things, scheduling, establishing the agenda for and conducting committee meetings and acting as a liaison between the committees and the Board. The President and Chief Executive Officer is responsible for, among other things, managing the day to day business affairs of the Company, supervising senior management and recommending to the Board annual plans, budgets and strategic initiatives.
Orientation and Continuing Education
The Company’s Corporate Governance Committee has had a Directors’ Manual prepared and distributed to all Directors to assist members of the Board in carrying out their duties. This manual is regularly updated and includes, among other things, reference and contact information for all directors and executive officers, committee charters, position descriptions, the Board Mandate, the Code of Business Conduct and Ethics and the Disclosure Policy. This manual, along with the Company’s current business plans and budgets, is used as the primary tool in connection with orientation of new directors.
Directors of the Company are encouraged to take continuing education programs in order for them to keep up to date with current trends in corporate governance and to assist them in their duty of stewardship of the Company. The Company pays for any program completed by a Director. In addition all members of the Board attended an in house seminar on current corporate governance practices in both Canada and the United States presented by the Company’s General Counsel and outside Canadian and United States counsel. Board books containing detailed information on matters to be tabled at Board meeting are distributed to the Directors prior to each meeting and the Directors are given presentations by management on various aspects of the Company’s business at Board meetings.
Ethical Business Conduct
The Company’s Directors’ Manual contains a Code of Business Conduct and Ethics to be adhered to by the Directors and employees of the Company in carrying out their duties. The Code of Business Conduct and Ethics is posted on the Company’s website at www.glamis.com. Written copies of the Code may be obtained from the Company by forwarding either a written or email request as follows:
Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada, 89502, USA, or info@glamis.com.
The Code provides that it is the responsibility of all employees to assist the Company in following the Code. Therefore, employees are encouraged to follow the guidelines described in the Code to report observed behavior that is in violation of the Code and, when in doubt, to discuss the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.
The Board monitors compliance with the Code by receiving reports from management as to any actual or alleged violations. Additionally, any waiver of the Code for the Chief Executive Officer or the principal accounting officer or Directors may be made only by the Board or a Board committee, and any waiver of this Code for another executive officer may be made only by the Chief Executive Officer. Any waivers will be promptly disclosed as required by law or stock exchange regulations. Any waiver of this Code for other employees must be in writing and may only be made by both: (i) the employee’s immediate supervisor and (ii) the supervisor of such immediate supervisor, unless the immediate supervisor is an executive officer of the Company, in which case a waiver provided by such executive officer will be sufficient.
The Business Corporations Act (British Columbia), which governs the Company, provides that a director or senior officer who holds a material interest in a contract or transaction into which the Company proposes to enter, must disclose that interest to the Directors and the Director is not entitled to vote on any directors’ resolution to approve that contract or transaction in which he has an interest. In addition, a Director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a Director or senior officer, must promptly disclose the nature and extent of the conflict to the Directors.
Nomination of Directors
The Company has a Compensation and Nominating Committee comprised of Dan Rovig, Jean Depatie and Kenneth Williamson, each of whom is an independent Director. Mr. Rovig is the Chair of the Committee. The Compensation and Nominating Committee met 5 times during 2005.
On February 13, 2004, the Board adopted a charter for the Compensation and Nominating Committee to follow in carrying out its duties. This charter is available for viewing at the Company’s website at www.glamis.com.
The nominating function of the Compensation and Nominating Committee is to evaluate and recommend to the Board the size of the Board and persons as nominees for the position of Director of the Company. The Committee is, subject to approval by the full Board, to establish and review on an annual basis, criteria and personal qualifications to be used in making selections of candidates to the Board. Such criteria and qualifications may include business and financial experience and acumen, integrity, willingness to devote the necessary time and energy to fulfill the duties and responsibilities of a Director, independence, the current matrix of director talent and qualifications on the Board and such other criteria and specific qualifications to fit the needs of the Board as the Committee determines to be appropriate under the circumstances. The Committee also considers the age of current Directors and potential candidates in connection with a Company bylaw prohibiting the nomination of a director for election after he or she reaches the age of 70, absent waiver by the Board due to special circumstances. The Committee maintains a list of potential director candidates for its future consideration and investigates and takes into consideration any “interlocking” directorships among the Company’s directors. There are currently no interlocking directorships among the Company’s directors.
In addition to the duties of the Corporate Governance Committee described below under “Other Board Committees-Corporate Governance Committee”, the Corporate Governance Committee has established a formal procedure for assessing and evaluating the effectiveness of both the individual Directors as directors and as committee members, as well as the Board as a whole. This function is carried out annually by the Corporate Governance Committee whose evaluations and assessments are then provided to the Compensation and Nominating Committee in connection with its duty of evaluating and recommending persons as nominees for the position of Director of the Company.
Compensation of Directors and Officers
The compensation function of the Compensation and Nominating Committee is to review on an annual basis, the compensation paid to the Company’s Directors, to review the performance and compensation paid to the Company’s executive officers and to make recommendations on compensation to the Board. In addition, the Committee reviews annually the compensation plans for the Company’s non-executive staff. The compensation philosophy of the Compensation and Nominating Committee is stated above under “Report of the Compensation and Nominating Committee on Compensation of Executive Officers and Others”.
Other Board Committees
In addition to the Audit Committee, details of which may be found in Item 17 of the Company’s AIF for the fiscal year ended December 31, 2005 which is filed on SEDAR at www.sedar.com, and the Compensation and Nominating Committee, the Company has an Environment Committee and a Corporate Governance Committee.
     Environment Committee
The Environment Committee is composed of 3 Directors (Jean Depatie, Kevin McArthur and Randy Reifel), 2 of whom (Messrs. Depatie and Reifel) are independent Directors. Mr. Depatie is the Chair of the Committee. The Board has determined that the input of the President and Chief Executive Officer is important to the Environment Committee in reviewing the environmental affairs of the Company.
The Environment Committee’s function includes receiving from management detailed quarterly reports as to environmental, health and safety performance at each of the Company’s mines and projects, and requiring and reviewing an annual environmental audit of the Company’s operations and management’s response to the audit. The responsibility of the Committee is to ensure adherence to the Company’s Environmental Policy (the “Policy”), to review the effectiveness of the Policy and to ensure that any environmental or health and safety incidents are dealt with appropriately and expeditiously.
     Corporate Governance Committee
The Corporate Governance Committee is currently composed of 2 Directors (Ian Davidson and Randy Reifel), both of whom are independent Directors. Mr. Davidson is the Chair of this Committee.
On February 13, 2004, the Board adopted a charter for the Corporate Governance Committee to follow in carrying out its duties. This charter is available for viewing at the Company’s website at www.glamis.com.
The Corporate Governance Committee has been given the responsibility of developing and recommending to the Board the Company’s approach to corporate governance. In addition to the Directors’ Manual, the Committee has prepared Corporate Governance Guidelines for the Company which have been adopted by the Board. These guidelines, which form part of Schedule A attached to this Information Circular, are also available for viewing at the Company’s website at www.glamis.com. The Corporate Governance Committee also monitors and reviews with management all new and modified laws, rules and policies in both Canada and the United States applicable to governance of the Company to assure that the Company remains in full compliance with such requirements.
Assessments
The Company has adopted a formal procedure for assessing and evaluating the effectiveness of both the individual Directors as directors and as committee members, as well as the Board as a whole. This function is carried out annually by the Corporate Governance Committee whose evaluations and assessments are then provided to the Compensation and Nominating Committee in connection with its duty of evaluating and recommending persons as nominees for the position of Director of the Company. The assessment is conducted by reviewing the Board and individual directors, both as directors and committee members, against written criteria developed by the Committee. The criteria include, among other things, independence, ownership of the Company’s shares, attendance at Board and committee meetings, continuing education and general participation and contributions to the Board’s function in reviewing the affairs of the Company.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
An informed person is one who generally speaking is a director or executive officer or a 10% Shareholder of the Company. To the knowledge of management of the Company, no informed person or nominee for election as a director of the Company or any associate or affiliate of any informed person or proposed director had any interest in any transaction which has materially affected or would materially affect the Company or any of its subsidiaries during the year ended December 31, 2005, or has any interest in any material transaction in the current year other than as set out herein.
MANAGEMENT CONTRACTS
Except as set out herein, there are no management functions of the Company which are to any substantial degree performed by a person or company other than the directors or senior officers of the Company.
ADDITIONAL INFORMATION
Additional information relating to the Company is included in the Company’s Annual Report for the fiscal year ended December 31, 2005, which includes audited consolidated financial statements, report of the auditor and related management discussion and analysis. The Annual Report will be mailed to Shareholders contemporaneously herewith, however such Annual Report is not incorporated in the Information Circular and is not deemed to be a part of the proxy-soliciting material.
Further information relating to the Company, including its Annual Information Form, may be obtained by a Shareholder upon request without charge from: Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada, 89502, USA, telephone no. (775)-827-4600 or fax to: (775) 827-6992 or email to: info@glamis.com. The Annual Report and additional information relating to the Company are also available through the Internet on SEDAR, which can be accessed at www.sedar.com.
OTHER MATTERS
Management knows of no other matters that are to be presented for action at the Meeting. Should any other matters properly come before the Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their judgment.
The contents of this Information Circular and its distribution to Shareholders have been approved by the Board of Directors.
BY ORDER OF THE BOARD
(Signed) “C. Kevin McArthur”
President and Chief Executive Officer

SCHEDULE A
BOARD MANDATE
PURPOSE
The purpose of this Mandate is to assist the Board in the exercise of its duties. By virtue of approving this Mandate, the Board explicitly reaffirms its ongoing responsibility for the stewardship of Glamis Gold Ltd. (the “Company”).
MANDATE AND DUTY OF THE BOARD AND MANAGEMENT’S RESPONSIBILITY
The mandate of the Board is to oversee the management of the business and affairs of the Company. The duty of the Board is to act with a view to the best interests of the Company and to exercise the care, skill and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling its mandate and duty, the Board will be responsible for broad corporate policies and for the overall performance of the Company through the oversight of management.
Management is responsible for the day-to-day operations of the Company, for properly informing the Board of the status of operations, for taking the lead in developing operating and strategic plans and options, and for identifying and managing the risks inherent in the business of the Company.
The Board expects management to work diligently towards enhancing the Company’s performance by ensuring that existing operations are managed prudently and that new business development opportunities are sought. The Board expects management to provide the Board with all pertinent information regarding the operations and business development activities of the Company so that the Board can properly assess whether these goals are being met. Management is expected to provide as much information as is required or requested so that the Board can participate actively in important discussions on the Company’s future, discussions regarding strategic planning and discussions regarding the assessment of performance. The Board expects management to be completely forthcoming with respect to its assessment of opportunities and performance so that the Board can make reasoned decisions.
Any responsibility not delegated to management remains with the Board as a whole and the Board may delegate these responsibilities to committees as described below. The Board will review and may periodically modify this document as appropriate to reflect the evolution of its corporate governance practices.
RESPONSIBILITY OF THE BOARD
The Board will assume specific responsibility for the following functions, any of which may be delegated to a committee of the Board:
     General Strategic Direction and Significant Initiatives
     • Reviewing and assessing the operations of the Company with a view to ensuring that optimum performance is achieved.
     • Reviewing and approving major development activities of the Company, including major acquisitions, investments and divestitures outside the ordinary course of business.

     • Adopting a strategic planning process and approving, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Company’s business.
     • Approving operating and capital budgets.
     • Reviewing and approving a dividend policy for the Company and the declaration of dividends, as appropriate.
     • Reviewing and approving major financings and any offering of securities of the Company by way of private or public offerings or otherwise.
     Risk Management
     • Identifying the material risks of the Company’s business (including financial, accounting and legal risks) and ensuring the implementation of appropriate systems to manage these risks.
     • Overseeing the quality and integrity of the Company’s accounting and financial reporting systems, internal controls and disclosure controls and procedures to assure the results that the controls and procedures are designed to achieve.
     • Satisfying itself from time to time that the Company’s operations are in material compliance with applicable laws and regulations.
     • Reviewing and approving the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company.
     • Reviewing and approving the compensation of the external auditor.
     Human Resources and Compensation
     • Appointing the Chief Executive Officer (the “CEO”) and other executive or senior officers of the Company.
     • Developing a succession plan for the CEO, executive and senior officers and the Directors.
     • Reviewing and approving position descriptions for the chair of the Board and the CEO.
     • Reviewing and evaluating the performance of (i) the chair of the Board and of each committee of the Board, (ii) each Director and each executive and senior officer, and (iii) any other employee that the Compensation and Nominating Committee determines appropriate from time to time.
     • Reviewing and approving compensation, including compensation plans, for (i) the chair of the Board and of each committee of the Board, (ii) the CEO, (iii) each Director and each executive and senior officer, and (iv) any other employee that the Compensation and Nominating Committee determines appropriate from time to time, including base salary, bonus and long-term equity incentive compensation.
     • Reviewing and approving any amendments to the Company’s Incentive Share Purchase Option Plan and Equity Incentive Plan (the “Equity Plans”) and grants under the Equity Plans.
     • Reviewing and approving any incentive or equity based compensation to be granted outside the Equity Plans.

     • Satisfying itself as to the integrity of the CEO and the other executive and senior officers and that the CEO and the other executive and senior officers create a culture of integrity throughout the organization.
     Communications and Disclosure
     • Reviewing and approving the Company’s (i) quarterly and annual financial statements and accompanying management’s discussion and analysis, (ii) annual report, (iii) annual information form, (iv) annual and quarterly press releases, and (v) annual notice of meeting, management proxy circular and proxy form.
     • Establishing a Disclosure Policy that defines rules for the disclosure of corporate information, the obligation of Directors, executive and senior officers and employees of the Company to hold non-disclosed material information confidential and the trading and reporting of sales of shares of the Company.
     • Reviewing with management from time to time the Company’s procedures for receiving feedback from shareholders, including written and electronic feedback, and satisfying itself that appropriate procedures are in place.
     Corporate Governance and Ethical Behaviour
     • Reviewing and approving a set of corporate governance guidelines applicable to the Company and establishing a procedure for monitoring the effectiveness of the guidelines.
     • Reviewing and approving policies to ensure the ethical behaviour of the Company, its Directors, executive and senior officers and employees and the compliance with laws and regulations.
     • Approving systems that are developed to monitor the Company’s policies relating to the ethical behaviour of the Company, its Directors, executive and senior officers and its employees.
     Environment, Safety and Health
     • Reviewing and approving policies in respect of environmental, health and safety issues and reviewing regular management reports on the operation of the Company’s environmental and occupational health and safety management systems.
CORPORATE GOVERNANCE GUIDELINES
The Board will be governed by the Company’s Corporate Governance Guidelines in carrying out its duties and responsibilities.

GLAMIS GOLD LTD.
CORPORATE GOVERNANCE GUIDELINES
(As of February 2004)
Responsibilities of the Directors
     In order to best serve the interests of the corporation and its stockholders, the responsibilities of the members of the Glamis Board of Directors include the following:
•	Demonstrating integrity and high ethical standards

•	understanding of Glamis’ business, strategy and plans for growth

•	understanding the importance of maintaining independence from management, representing the total stakeholder constituency and increasing stockholder value

•	attentive, objective and constructive participation in Board and committee meetings

•	review and understanding of advance briefing materials

•	sharing of member’s experience, knowledge and insights as they relate to matters before the Board and of importance to Glamis’ business

•	effective contribution to management evaluation and succession planning

•	regular attendance at Board meetings and the Annual General Meeting of shareholders

•	availability to the Chief Executive Officer for consultation

•	selection of the Chief Executive Officer and approval of senior management

•	establishing corporate strategy and reviewing plans and budgets submitted by management for approval
Director Qualifications
     The Board will, to the extent required by the listing requirements of the New York Stock Exchange and the Toronto Stock Exchange, have a majority of directors who meet the criteria for independence established by the New York Stock Exchange and the Toronto Stock Exchange. The Compensation and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ independence qualifications, as well as consideration of diversity, age, skills, integrity, experience in the context of the needs of the Board and ability to devote adequate time to Board duties in light of other current and planned commitments. Nominees for directorship will be recommended to the full Board by the Compensation and Nominating Committee after selection by the Compensation and Nominating Committee in accordance with the policies and principles in its charter.
     No director may serve on more than three public company audit committees unless the Board specifically determines that such simultaneous service would not impair the relevant individual’s ability to effectively serve on the Company’s audit committee. No director may serve on a number of other public company boards that would, as determined by the Board, impair the relevant individual’s ability to effectively serve on the Board of the Company. Directors should advise the Chairman of the Board and the Chairman of the Compensation and Nominating Committee in advance of accepting an invitation to serve on another public company board or any assignment to the audit committee of the board of any public company of which such director is a member.
Board of Directors Leadership
     The Board’s policy is normally that the Chairman and the Chief Executive Officer will not be the same person. The Board, can, however, combine these two positions when it would be in the best interests of the Company to do so. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make such a determination when it elects a new Chief Executive Officer.
     The non-management directors will meet in executive session at least quarterly. The director who presides at these meetings will be the Chairman, if he or she is not the Chief Executive Officer, or will be chosen by the non-management directors if the Chairman is the Chief Executive Officer, and his or her name or the procedure by which a presiding director will be selected for each executive session will be disclosed in the annual proxy statement. If any of the non-management directors is not an independent director, then the Board will schedule at least one executive session of only the independent directors at least annually.
     The Board or the Company will establish a process by which stockholders may send communications to the Board. Any communications received by the Company for the attention of the Board shall be forwarded to the Chairman.
     Directors shall preserve the confidentiality of confidential material given or presented to the Board.
Board Information
     The Chairman will ensure that an agenda is sent to Directors in advance of each meeting. Directors may request that items be added to the agenda. In addition, in advance of each meeting, Directors shall be provided with the relevant information needed to understand the performance of the Company and to contribute to the discussion of issues before the Board.
1. Board Committees
     The Board will have at all times an Audit Committee, Compensation and Nominating Committee, Corporate Governance Committee and Environment Committee. Members of these committees will, to the extent required by the listing requirements of the New York Stock Exchange and the Toronto Stock Exchange, be independent directors under the criteria established by such exchanges. Committee members will be appointed by the Board.
     Each committee will have its own charter. The charters will set forth the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board. The charters will also provide that each committee will annually evaluate its performance.

     The Chairman of each committee, in consultation with the committee members and management, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. At the beginning of the year each committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each committee will be furnished to all directors.
     The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.
     The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.
2. Director Access to Officers and Employees
     Directors have full and free access to officers and employees of the Company, and as necessary and appropriate, to independent advisors, for purposes of discharging their responsibilities as directors. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent appropriate, copy the Chief Executive Officer on any written communications between a director and an officer or employee of the Company.
     The Board welcomes regular attendance at each Board meeting of senior officers of the Company. If the Chief Executive Officer wishes to have additional Company personnel attend meetings on a regular basis, this suggestion should be brought to the Board for approval.
3. Director Compensation
     The form and amount of director compensation will be determined by the Compensation and Nominating Committee in accordance with the policies and principles set forth in its charter, and the Compensation and Nominating Committee will conduct an annual review of director compensation. The Compensation and Nominating Committee will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.
4. Director Orientation and Continuing Education
     The Board or the Company will establish appropriate orientation programs, sessions or materials for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director, which programs, sessions or materials are intended to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its code of business conduct and ethics, its principal officers, and its internal and independent auditors. The Board or the Company may encourage, but not require, directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies.
5. Chief Executive Officer Evaluation and Management Succession
     The Compensation and Nominating Committee will conduct an annual review of the Chief Executive Officer’s performance, as set forth in its charter. The Board of Directors will review the Compensation and Nominating Committee’s report in order to ensure that the Chief Executive Officer is providing the best leadership for the Company in the long-term and short-term.
     The Compensation and Nominating Committee should make an annual report to the Board on succession planning. The entire Board will work with the Compensation and Nominating Committee to nominate and evaluate potential successors to the Chief Executive Officer. The Chief Executive Officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
6. Annual Performance Evaluation
     The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively and to also evaluate the performance of individual directors. The Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. This will be discussed with the full Board following the end of each fiscal year. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board believes its performance could be improved, the quality of information presented to the Board and any other corporate governance concerns.
7. Amendment, Modification and Waiver
     These Guidelines may be amended, modified or waived by the Board, subject to the applicable disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange, the Toronto Stock Exchange and applicable U.S. and Canadian law.
8. Disclosure of Corporate Governance Guidelines
     These Guidelines will be made available on the Company’s website at www.glamis.com.